Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Common Stock of Square, Inc.

Dated: February 10, 2016

GRANITE GLOBAL VENTURES III L.P.
GGV III ENTREPRENEURS FUND L.P.
BY: GRANITE GLOBAL VENTURES III L.L.C.
ITS: GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES III L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

/s/ Hany M. Nada Hany M. Nada

/s/ Hany M. Nada Hany M. Nada as Attorney-in-fact for Thomas K. Ng

/s/ Hany M. Nada Hany M. Nada as Attorney-in-fact for Jixun Foo

/s/ Hany M. Nada Hany M. Nada as Attorney-in-fact for Glenn Solomon

/s/ Hany M. Nada Hany M. Nada as Attorney-in-fact for Jenny Lee